UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2012

WORLD SURVEILLANCE GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32509	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

ITEM 8.01 OTHER EVENTS.

Brio Capital L.P., the holder of several warrants dating back to 2006, filed an action against the Company on February 25, 2011 in the District Court for the Southern District of New York which was withdrawn. A new action was filed on March 28, 2011 in New York Supreme Court for, among other things, the issuance of approximately 6.2 million shares of common stock, par value $0.00001 per share (the “Common Stock”) upon the exercise of certain warrants. The New York Supreme Court granted a non-final Summary Judgment Order (the “Order”) in favor of Brio in December 2011 requiring the Company to issue 6,215,543 shares of Common Stock.

On January 26, 2012, the Company issued an aggregate of 6,215,543 shares of Common Stock of the Company (the “Brio Shares”) to Brio Capital L.P. pursuant to such Order. The issuance relates to the cashless exercise of certain Class A and Class B Warrants issued by the Company to Brio Capital dating back to 2006. A hearing will be held at a later date to determine an amount of legal fees the Company will be required to pay.

The Brio Shares were issued as restricted securities under an exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Act”). However, pursuant to an opinion of counsel issued in connection with the provisions of Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Act, the Brio Shares shall be freely tradable upon issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Surveillance Group Inc.
(Registrant)

Date: January 26, 2012	/s/	Glenn D. Estrella
	By: Title:	Glenn D. Estrella President and Chief Executive Officer